Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, President and COO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces CEO Succession Plan

COLMAR, PENNSYLVANIA (August 9, 2018) – Dorman Products, Inc. (NASDAQ:DORM) today announced that, effective August 6, 2018, Kevin M. Olsen, formerly the Company’s Executive Vice President and Chief Financial Officer (“CFO”), was promoted to President and Chief Operating Officer of the Company and, effective January 1, 2019, Mr. Olsen will become the Company’s President and Chief Executive Officer (“CEO”). Mr. Olsen succeeds Mathias J. Barton who stepped down as President upon Mr. Olsen’s appointment and will retire as CEO on December 31, 2018. Mr. Steven L. Berman will continue as the Company’s Executive Chairman.

“It has been a tremendous honor to serve as Dorman’s CEO and I am incredibly proud of everything our contributors have accomplished together during my time as CEO,” said Mr. Barton, who joined Dorman in 1999 as its CFO. “The Board and I are confident that Kevin is the right person to build on our past success. He is a seasoned and talented leader with significant experience managing large organizations and delivering value to shareholders. We are fortunate to have Kevin as our next CEO.”

Mr. Berman said “Matt has paved an excellent path for us to follow and we are grateful for his inspiring leadership. I know I speak for everyone at Dorman in thanking Matt for his tireless dedication to the Company. Kevin’s appointment is an exciting milestone for Dorman. Kevin’s customer-centric leadership style, management expertise, and industry understanding will build on the success Matt has helped the Company achieve. Kevin is focused on the future and helping the Company to achieve its long-term strategic goals.”

Mr. Olsen, 47, joined the Company in June 2016 as Senior Vice President and CFO. He became Executive Vice President and CFO in June 2017. Prior to joining the Company, Mr. Olsen spent the majority of his career in progressively responsible financial and general management roles at Colfax Corporation, Crane Co. and Danaher Corporation. Prior thereto, Mr. Olsen was in public accounting at PwC, LLP.

Mr. Olsen said “I am excited to assume this new role and for the future of the Company. We have an exceptionally talented team at Dorman that is committed to taking decisive actions to grow the business, innovate new products, and unlocking future opportunities. The future is bright for Dorman, and I look forward to building on the strong foundation that Matt and Steven have created.”

The Board of Directors of the Company has also appointed Michael P. Ginnetti as the Company’s interim CFO effective as of August 6, 2018. Mr. Ginnetti will serve in such position until a successor is named. The Company is in the process of searching for a permanent CFO.

Mr. Ginnetti, 41, currently serves as Vice President, Corporate Controller of the Company. He has served in this position since May 2011 and he will continue to serve in this position while serving as interim CFO. Prior to joining the Company, Mr. Ginnetti was employed by Technitrol, Inc., an electronic components manufacturer, most recently as Corporate Controller and Chief Accounting Officer. Previously, he was employed by Arthur Andersen LLP in the Audit and Business Advisory practice.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names